As filed with the Securities and Exchange Commission on January 6, 2004

Registration No. 333- 06298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSOFT CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1144442
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Microsoft Way

Redmond, Washington

98052-6399

(Address of Principal Executive Offices, including zip code)

Microsoft Corporation 1991 Stock Option Plan

(Full title of the plan)

John Seethoff

Deputy General Counsel, Finance and Operations

One Microsoft Way

Redmond, Washington 98052-6399

(425) 882-8080

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:

Richard B. Dodd

Matthew S. Topham

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

(206) 623-7580

EXPLANATORY STATEMENT

A total of 4,160,000,000 shares of common stock (as adjusted for stock splits) of Microsoft Corporation (“Microsoft”) were registered in connection with the Microsoft Corporation 1991 Stock Option Plan, as amended (the “1991 Stock Plan”) by three separate registration statements on Form S-8 as follows: (a) 960,000,000 shares (as adjusted for stock splits) were registered by a registration statement on Form S-8, File No. 033-44302, filed on November 27, 1991 (the “1991 Form S-8”); (b) 1,600,000,000 shares (as adjusted for stock splits) were registered by a registration statement on Form S-8, File No. 033-51583, filed on December 20, 1993 (the “1993 Form S-8”); and (c) 1,600,000,000 shares (as adjusted for stock splits) were registered by a registration statement on Form S-8, File No. 333-06298, filed on November 22, 1996 (the “1996 Form S-8”).

On November 9, 2000, the stockholders of Microsoft Corporation approved the Microsoft Corporation 2001 Stock Plan, which replaces the 1991 Stock Plan. On December 28, 2000, Microsoft carried forward 1,360,000,000 shares (as adjusted for stock splits) of Microsoft common stock registered on the 1993 Form S-8 to the registration statement on Form S-8, File No. 333-52852, filed on December 28, 2000 in connection with the Microsoft Corporation 2001 Stock Plan.

Microsoft is filing this post-effective amendment to deregister 77,719,856 shares of Microsoft common stock that were registered under the 1996 Form S-8. On December 11, 2003, 317,719,856 options to purchase shares of Microsoft common stock that were originally granted pursuant to the 1991 Stock Plan were amended and transferred to JP Morgan Chase Bank in connection with a stock option transfer program. Microsoft is deregistering a number of shares equal to the number of transferred options because the transferred options no longer have or represent any rights under the 1991 Stock Plan, including the right to receive shares of common stock registered for issuance in connection with the 1991 Stock Plan, and the shares subject to such options will not be available for regrant under the 1991 Stock Plan regardless of whether the transferred options are exercised or expire without exercise. Of the 317,719,856 shares of Microsoft common stock under the 1991 Stock Plan that Microsoft is deregistering as a result of the stock option transfer program, 77,719,856 shares are being deregistered from the 1996 Form S-8 and the remaining 240,000,000 shares are being deregistered from the 1993 Form S-8.

Item 8.	Exhibits.

24	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this 5th day of January, 2004.

MICROSOFT CORPORATION

By:	/s/ John G. Connors

John G. Connors
Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 5, 2004.

	Signature	Title

	* William H. Gates III	Chairman, Chief Software Architect, Director

	* Steven A. Ballmer	Chief Executive Officer, Director (Principal Executive Officer)

	* James I. Cash, Jr., Ph.D.	Director

	* Raymond V. Gilmartin	Director

	* Ann McLaughlin Korologos	Director

	* David F. Marquardt	Director

	* Charles H. Noski	Director

	* Helmut Panke	Director

	* W. G. Reed, Jr.	Director

	* Jon A. Shirley	Director

	* John G. Connors	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

*By:	/s/ John A. Seethoff

John A. Seethoff Attorney-In-Fact pursuant to a Power of Attorney attached as an exhibit hereto